December 9, 2008

Mr. James H. Tate
17605 Lasiandra Drive
Chesterfield, MO 63005

Re:           Completion of Duties as Acting Chief Financial Officer

Dear Jim:

Thank you for your many months of service as acting Chief Financial Officer during this time of transition for the Company.  This letter will memorialize the termination and full and complete satisfaction of the terms of a Letter Agreement governing your compensation as acting Chief Financial Officer, which you signed and dated March 26, 2008.  By signing below you indicate your concurrence that the Letter Agreement has been terminated and that its terms have been fully satisfied.  In addition, in recognition of your service to the Company the Human Resources and Nominating Committee of the Board of Directors has awarded you a special separation bonus in the amount of $100,000.

To formalize our understanding, please sign and return a counterpart of this letter to me at your earliest convenience.  Again Jim, we appreciate your service to the Company.

Sincerely,

Dennis R. Winkleman

ACCEPTED:

/s/ James H. Tate
James H. Tate, December 9, 2008